Exhibit 4.13

CONFIDENTIAL

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of December 21, 2022 by and among:

(1)	EHang Holdings Limited, a company incorporated in the Cayman Islands (the “Company”); and

(2)	Qingdao Ocean Investment Group Co., Ltd. (青岛海洋投资集团有限公司), a limited liability company incorporated in the People’s Republic of China with limited liability (the “Purchaser”).

The Company and the Purchaser are sometimes each referred to herein as a “Party” and collectively as the “Parties.” This Agreement, and any agreements and documents that may be required to implement the transactions contemplated by this Agreement, are referred to herein as the “Transaction Documents.”

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser wish to purchase from the Company, Class A ordinary shares of the Company (“Ordinary Shares”) in a private placement exempt from registration pursuant to Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Ordinary Shares are convertible into American Depository Shares of the Company (the “ADSs”). For the avoidance of doubt, each ADS represents two (2) Ordinary Shares, subject to adjustment for stock split, stock dividend, reverse stock split, change of ADS ratio (the “ADS Ratio”) or similar event. The Ordinary Shares and ADSs are collectively referred to as “Securities” in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Ordinary Shares.

(a) Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at Closing (as defined below), a certain number of Ordinary Shares (the “Purchased Shares”) for an aggregate Purchase Price (as defined below). The number of the Purchased Shares equals the Purchase Price divided by the Market Price of the Ordinary Shares (as defined below).

(b) For the purpose of this Agreement, (i) “Purchase Price” means US$10,000,000.00; and (ii) “Market Price of the Ordinary Shares” means the average closing price of the ADSs during the thirty (30) trading days immediately preceding the date of this Agreement multiplied by the ADS Ratio (the current ADS Ratio is 1⁄2).

Section 1.2 Closing.

(a) Closing. The closing of the sale and purchase of the Purchased Shares pursuant to Section 1.1 of this Agreement (the “Closing”) shall take place remotely via the electronic exchange of the closing documents and signatures within three (3) business days after the satisfaction (or waiver thereof) of the closing conditions in Section 1.3 or on such other date or time as the Company and the Purchaser may, orally or in writing, mutually agree upon. The date and time of the Closing are referred to herein as the “Closing Date.”

(b) Payment and Delivery. At the Closing, the Purchaser (or any affiliated entity acknowledged and confirmed in writing by the Purchaser) shall pay its Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account(s) designated in writing by the Company, and the Company shall deliver duly executed share certificate(s) in electronic form (with the original form to be delivered promptly following the Closing), registered in the name of the Purchaser (or any affiliated entity acknowledged and confirmed in writing by the Purchaser), together with a certified true copy of the register of members of the Company, evidencing the Purchased Shares being issued and sold to the Purchaser.

(c) Restrictive Legend. Each certificate representing Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR TO ANY “U.S. PERSON,” AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING ACQUISITION OF THE SECURITY BY THE HOLDER THEREOF. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3 Closing Conditions.

(a) Conditions to the Purchaser’s Obligations to Effect its Closing. The obligation of the Purchaser to purchase and pay for its Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before its Closing Date, of the following conditions, any of which may only be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the relevant Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on the date of this Agreement and on and as of its Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before its Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser that are substantial in relation to the Company.

(b) Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue, sell and deliver the relevant Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of its Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) with respect to the Purchaser on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document with respect to the Purchaser that are substantial in relation to the Company.

(iv) The Purchaser shall have obtained and/or completed all requisite consent, approval, registration, qualification or filing with or from all applicable Chinese governmental authorities (including competent authorities in charge of commerce, development and reform, as well as foreign exchange) (the “ODI Approval”) with respect to its offshore direct investment in the Company as contemplated hereby (the “ODI”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, except as disclosed in any SEC Documents (as defined below) that are publicly available within two (2) business days after the date hereof (excluding any forward-looking statements and any disclosure of non-specific risks faced by the Company to the extent they are cautionary, predictive or forward-looking in nature), as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. Each of the Transaction Documents has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Capitalization.

(i) All outstanding share capital of the Company and all outstanding share capital of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with, the Nasdaq Stock Market and any other applicable law regulating securities or takeover matters.

(ii) The rights of the Ordinary Shares to be issued to the Purchaser as its Purchased Shares shall be as stated in the Fifth Amended and Restated Memorandum and Articles of Association of the Company.

(e) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the relevant Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement (including the lock-up provision in Section 3.1 below), and upon delivery and entry into the register of members of the Company will transfer to the relevant Purchaser good and valid title to its Purchased Shares.

(f) Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or any other Transaction Document or the right of the Company to enter into this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Compliance with Laws; Permits. The business of the Company or its Subsidiaries is not being conducted, and has not been conducted at any time, in violation of any law or government order applicable to the Company except for violations that do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company and its Subsidiaries, taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated under the Transaction Documents in accordance with their terms, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by the Transaction Documents and to timely perform its material obligations under the Transaction Documents. Except in each case as do not and would not have a Material Adverse Effect, (A) the Company and each of its Subsidiaries have, and have been in compliance with, all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, (B) neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible suspension or cancellation of any Permit and (C) each such Permit has been validly issued or obtained and is in full force and effect.

(i) SEC Documents. Since June 15, 2021, the Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. The Company is in compliance with the Sarbanes-Oxley Act of 2002 in all material respects.

(j) Financial Statements.

(i) The financial statements (including any related notes) contained in the SEC Documents (collectively, the “Financial Statements”): (A) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (B) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby, in each case except as disclosed therein or in the SEC Documents and as permitted under the Exchange Act.

(ii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. There are no material weaknesses in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2020, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(k) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby, severally and not jointly with any other Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver the Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. Each of the Transaction Documents has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or, threatened against the Purchaser that questions the validity of this Agreement or other Transaction Documents or the right of the Purchaser to enter into this Agreement or other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(e) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or other Transaction Documents, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Documents in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser (x) was not identified or contacted through the marketing of the Purchased Shares and (y) did not contact the Company as a result of any general solicitation or directed selling efforts.

(iv) Restricted Securities. The Purchaser acknowledges that its Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, its Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S or (z) pursuant to an exemption from registration under the Securities Act.

(v) Information. The Purchaser has been furnished access to all materials and information the Purchaser has requested relating to the Company and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement with respect to the Purchaser. The Purchaser is relying solely on its own counsel and other advisors as to the financial, tax, legal and related matters concerning an investment in its Purchased Shares.

(vi) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vii) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

(viii) FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of FINRA Rule 5130.

ARTICLE III

COVENANTS

Section 3.1 Lock-up. The Purchaser agrees that it will not, for a period of 180 days after the Closing Date (the “Lock-Up Period”), (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares. The Purchaser further understands that the provisions of this Section 3.1 shall be binding upon the Purchaser’s legal representatives, successors and assigns.

Section 3.2 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any of its Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the forty (40) days following its Closing Date.

Section 3.3 ADS Conversion. At the Company’s request, Purchaser shall convert all or part of the Purchased Shares into ADSs at the then applicable ADS Ratio and in accordance with applicable laws and regulations, including without limitation the execution of all reasonably required documents related to such ADS conversion.

Section 3.4 Further Assurances.

(a) From the date of this Agreement until the Closing Date, the Company and the Purchaser shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby with respect to the Purchaser (including that the Purchaser shall use its best efforts to obtain the ODI Approval and pay the full amount of the Purchase Price to the Company pursuant to the terms hereof).

(b) From the date of this Agreement until the Closing Date, the Company and the Purchaser shall use their reasonable best efforts to take or procure any action, to enter into further agreements, and to assist and cooperate with the other Party hereto in taking all necessary events appropriate or desirable under applicable law, or, in a practicable manner, to effect transactions under this Agreement and other Transaction Documents. Except for those explicitly mentioned in this Agreement, either Party shall have no obligation to waive any right under this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Survival of the Representations, Warranties and Covenants. All representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 3.1 hereof), and then only with respect to any breaches occurring after the Closing and (b) this Article IV.

Section 4.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, immunity to post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 4.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 4.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by email, on the next business day following delivery to an overnight courier service or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case properly addressed as follows:

If to the Purchaser, at:	Qingdao Ocean Investment Group Co., Ltd. [******]
Attn: [******]
Email: [******]

If to the Company, at:	EHang Holdings Limited [******]
Attn: [******]
Email: [******]

Any Party may change its address for purposes of this Section 4.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 4.7 Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 4.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.9 Fees and Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 4.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement and other Transaction Documents or the transactions contemplated hereby and thereby, except as required by applicable law and stock exchange rules. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, except as required by applicable law and stock exchange rules.

Section 4.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 4.12 Termination.

(a) In the event that the Closing shall not have occurred within three (3) months after the date of this Agreement or a later date reasonably agreed to by the Company, either the Company or the Purchaser may terminate this Agreement by written notice to the other Party. Notwithstanding anything to the contrary hereof, (i) if this Agreement is terminated pursuant to Section 4.12 for reasons attributable to the Purchaser, the Purchaser shall immediately pay to the Company an amount equal to three per cent (3%) of the Purchase Price as compensatory damages in a manner requested by the Company, unless such termination is due to a Force Majeure event not caused by the Purchaser’s own fault (in which case the Purchaser shall provide the Company with valid proof of the occurrence of such Force Majeure event); and (ii) if this Agreement is terminated pursuant to Section 4.12 for reasons attributable to the Company, the Company shall immediately pay to the Purchaser an amount equal to three per cent (3%) of the Purchase Price as compensatory damages in a manner requested by the Purchaser, unless such termination is due to a Force Majeure event not caused by the Company’s own fault (in which case the Company shall provide the Purchaser with valid proof of the occurrence of such Force Majeure event).

(b) For the purpose of this Agreement, “Force Majeure” means (i) for the Purchaser, events that are not foreseeable by the Purchaser at the date of this Agreement and the occurrence and consequences of which cannot be avoided, as well as matters that are expressly mandated under the laws and regulations of the jurisdiction of incorporation of the Purchaser, and (ii) for the Company, events that are not foreseeable by the Company and its Subsidiaries at the date of this Agreement and the occurrence and consequences of which cannot be avoided, as well as matters that are expressly mandated under the laws and regulations of the jurisdiction of incorporation of the Company and its Subsidiaries.

Section 4.13 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.14 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 4.15 Reservation of Rights. The failure to exercise or delay in exercising any of its rights, powers and/or remedies under this Agreement or applicable law by either Party does not constitute a waiver of such right, power or remedy, nor a recognition or confirmation by the right holder of the relevant breach; the partial exercise of the foregoing rights does not constitute a waiver of the remaining rights. Any right, power or remedy conferred on the Parties by any provision of this Agreement does not preclude any other right, power or remedy that a Party may have under applicable law and other provisions hereof; and a Party’s exercise of its rights, powers and remedies does not preclude that Party’s exercise of other rights, powers and remedies to which it may enjoy.

Section 4.16 Adherence to the Agreement as a New Party. After the execution of this Agreement by the Company and the Purchaser, in the event that the Purchaser directly or indirectly sets up any wholly-owned subsidiary (the “Purchaser SPV”) for the purpose of receiving ODI Approval, the Purchaser shall cause the Purchaser SPV to adhere to this Agreement as an affiliate of the Purchaser under this Agreement by executing a deed of adherence of this Agreement. The deed of adherence shall be substantially in the form as Exhibit A attached hereto.

Section 4.17 No Third-Party Beneficiary. Anyone who is not a party to this Agreement shall not enforce or benefit from any provision of this Agreement based on Contracts (Rights of Third Parties) Ordinance (Cap. 623) of Hong Kong. Regardless of any provision under this Agreement, either Party’s right to rescind or approve any amendment or waiver under this Agreement is not subject to the approval of anyone who is not a party hereto.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

EHANG HOLDINGS LIMITED

By:	/s/ Huazhi Hu
Name:	Huazhi Hu
Title:	Chief Executive Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

QINGDAO OCEAN INVESTMENT GROUP CO., LTD. (青岛海洋投资集团有限公司)

By:	/s/ Shuzhi Liu
Name:	Shuzhi Liu (刘述智)
Title:	Legal Representative

[Signature Page to Subscription Agreement]

Exhibit A

Deed of Adherence

THIS DEED OF ADHERENCE (this “Deed”) is made the __________ day of _______ (the “Effective Date”) by [*] (the “Covenantor”).

WHEREAS, the SUBSCRIPTION AGREEMENT has been executed on December 21, 2022 amongst, EHang Holdings Limited (the “Company”) and Qingdao Ocean Investment Group Co., Ltd. (青岛海洋投资集团有限公司) (the “SPA”), the Covenantor is executing and delivering this Deed and hereby adhering to the SPA as a Party under the SPA.

WITNESSETH as follows:

1.	Unless otherwise specified, the words and phrases used in this Deed shall have the same meaning as defined in the SPA.

2.

The Covenantor further confirms that the Covenantor has read and understood all the terms and conditions, of the SPA, and hereby covenants with each of the other Parties to the SPA that, from the Effective Date, the Covenantor shall, as a Party to the SPA, assume all of the rights, liabilities and obligations of the Buyer (if applicable) and and shall observe, perform and be bound by the provisions of the SPA as though the Covenantor was an original Party to the SPA as the Buyer.

3.	The provisions of Section 4.2 of the SPA apply to this Deed of Adherence as if those provisions had been set out expressly in this Deed, which will take effect from the Effective Date set out above.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Deed to be executed as of the date first above written.

SIGNED SEALED AND DELIVERED	）
as a DEED in the name of	）
）
by its duly authorized representative	）
	）	Name:
in the presence of:	）	Title:
）
）

Witness